EXHIBIT 99.1

ADS MEDIA GROUP, INC.
AUDIT COMMITTEE CHARTER

The following sets forth the activities to be conducted by the ADS Media Group, Inc. (ADS Media) Audit Committee.

AUDIT COMMITTEE COMPOSITION

The audit committee must be made up of at least two members, all of whom must be "independent directors," as that term is defined in NASAQ Stock Market Rule 4200(a)(15). Each of these directors must be able to read and understand fundamental financial statements, or must become able to do so within a reasonable time after appointment to the audit committee. At least one member of the committee must have previous employment in accounting or finance, professional certification in accounting, or comparable experience, which results in financial sophistication. Comparable experience may include performance as a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

CONTINUOUS ACTIVITIES - GENERAL

1.	Provide an open avenue of communication between the Audit Committee (Committee), Auditor (Auditor), Chief Financial Officer (CFO) Chief Executive Officer (CEO) and the Board of Directors (Board).

2.	Meet four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

3.	Confirm and assure the independence and the objectivity of the Auditor.

4.	Review with the Auditor and the CFO the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

5.	Inquire of management, the Auditor, and the CFO about significant risks or exposures and assess the steps management has taken to minimize such risk to ADS Media.

6.	Consider and review with the Auditor and the CFO:

(a)	The adequacy of ADS Media internal controls.

(b)	Related findings and recommendations of the Auditor and CFO together with management's responses.

7.	Consider and review with management, the CFO and the Auditor:

(a)	Significant findings during the year, including the status of previous audit recommendations.

(b)	Any difficulties encountered in the course of audit work including any restrictions on the scope of activities or access to required information.

8.

Meet periodically with the Auditor, the CFO and management in separate executive sessions as necessary to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

9.	Report periodically to the Board on significant results of the foregoing activities.

CONTINUOUS ACTIVITIES - SPECIFIC REPORTS

1.	Advise financial management and the Auditor that they are expected to provide a timely analysis of significant current financial reporting issues and practices.

2.

Provide that financial management and the Auditor discuss with the Committee their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by ADS Media and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

3.

Inquire as to the Auditor's qualitative judgments about the appropriateness, not just the acceptability, of the accounting principles and the clarity of the financial disclosure practices used or proposed to be adopted by ADS Media.

4.

Inquire as to the Auditor's views about whether management's choices of accounting principles are conservative, moderate, or aggressive from the perspective of income, asset, and liability recognition, and whether those principles are common practice or are minority practices.

5.	Determine, as regards to new transactions or events, the Auditor's reasoning for the appropriateness of the accounting principles and disclosure practices adopted by management.

6.	Assure that the Auditor's reasoning is described in determining the appropriateness of changes in accounting principles and disclosure practices.

SCHEDULED ACTIVITIES

1.	Recommend the selection of the Auditor for approval by the Board and review and approve the discharge of the Auditor.

2.	Consider, in consultation with the Auditor and the CFO, the audit scope and plan of the Auditor.

3.	Review with management and the Auditor the results of annual audits and related comments in consultation with any other Committees as deemed appropriate including:

(a)	The Auditor's audit of ADS Media's annual financial statements, accompanying footnotes and its report thereon.

(b)	Any significant changes required in the Auditor's audit plans.

(c)	Any difficulties or disputes with management encountered during the course of the audit.

(d)	Other matters related to the conduct of the audit, which are to be communicated to the Committee under Generally Accepted Auditing Standards.

6.	Arrange for the Auditor to be available to the full Board at least annually to help provide a basis for the board to recommend the appointment of the Auditor.

7.	Assure that the Auditor's reasoning is described in accepting or questioning significant estimates by management.

8.	Review and update the Committee's Charter at least once every three years and distribute the Charter to ADS Media's shareholders at least every three years.